EXHIBIT 10.28.2

FIRST AMENDMENT TO THE

PENSKE AUTOMOTIVE GROUP 401(k) SAVINGS AND RETIREMENT PLAN

(As amended and restated effective January 1, 2014)

WHEREAS, Penske Automotive Group, Inc. (the “Company”) has adopted and maintains the Penske Automotive Group 401(k) Savings and Retirement Plan, originally effective September 1, 1998, and as most recently  amended and restated effective January 1, 2014 (the “Plan”); and

WHEREAS, pursuant to Section 14 of the Plan, the Company has reserved the right to amend the Plan at any time and has delegated that amendment power to the Penske Automotive Group Benefits Plan Committee (the “Committee”); and

WHEREAS, the Committee desires to amend the Plan to provide for separate rules for Employer Matching Contributions for Members who are employed at the Company’s Affiliated Employers in the Premier Trucking Group that have adopted the Plan as part of those Affiliated Employers’ adoption of and commencement of active participation in the Plan beginning on January 1, 2016.

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, the Plan is amended, effective January 1, 2016,  as follows:

1.        Section 1 (Definitions) of the Plan is amended by adding a new Section 1.39, reading as follows, and the subsequent Sections in Section 1 and the cross-references to them are re-numbered accordingly:

“1.39   PTG Group means the following Affiliated Employers (each of which has adopted the Plan in accordance with Section 13 of the Plan):  The Around the Clock Freightliner Group, LLC; ATC Chattanooga, LLC; ATC Knoxville, LLC; and ATC West Texas, LLC.”

2.        Section 3.2 (Employer Matching Contributions) of the Plan is amended by adding a new paragraph D at the end thereof reading as follows:

“D.   Notwithstanding paragraphs A and B of this Section 3.2, Employer Matching Contributions shall be made by each Employer in the PTG Group for each of its respective Members at the rate of 50% of such Member’s Pre-Tax Contributions up to 6% of such Member’s Compensation for the Plan Year.  All such Employer Matching Contributions shall be calculated based on the Member’s Pre-Tax Contributions made during the entire Plan Year, but shall not include the Member’s contributions, if any, made as catch-up contributions under Code section 414(v).  Additionally, such Employer Matching Contributions shall be credited to the applicable Members’ Accounts on an annual basis or such other, shorter basis (e.g., a quarterly, monthly or payroll basis) as the Employer may otherwise determine.  Compensation for purposes of this paragraph D includes Compensation earned by the applicable Member as an Employee for the Plan Year for which the contributions are being made.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Penske Automotive Group 401(k) Savings and Retirement Plan to be executed by its duly authorized representative this 14th day of December, 2015.

Penske Automotive Group Benefits Plan
Committee

By:	/s/Bud Denker
Bud Denker, EVP Human Resources
A member of the Committee